Exhibit (h)(3)(F)

LITMAN GREGORY FUNDS TRUST

Fifth Amendment to Restated Contractual Advisory Fee Waiver Agreement

THIS FIFTH AMENDMENT TO RESTATED CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT (this “Amendment”), effective as of October 30, 2020, is entered into by and between LITMAN GREGORY FUNDS TRUST (the “Trust”), a Delaware statutory trust, and LITMAN GREGORY FUND ADVISORS, LLC, a California limited liability company (the “Advisor,” together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Trust has retained the Advisor to provide investment management advice and services to each series of the Trust (each, a “Fund,” and collectively, the “Funds”) pursuant to the Unified Investment Advisory Agreement, dated as of April 1, 2013, as amended, by and between the Trust and the Advisor (the “Investment Advisory Agreement”);

WHEREAS, the Parties have entered into the Restated Contractual Advisory Fee Waiver Agreement, dated as of January 1, 2006, as amended (the “Agreement”), pursuant to which the Adviser waives a portion of the advisory fees it is entitled to receive under the Investment Advisory Agreement with respect to certain Funds; and

WHEREAS, the Parties wish to amend the fee waiver rates with respect to the PartnerSelect Equity Fund, PartnerSelect Smaller Companies Fund, PartnerSelect International Fund, PartnerSelect Alternative Strategies Fund, PartnerSelect High Income Alternatives Fund, PartnerSelect SBH Focused Small Value Fund, and PartnerSelect Oldfield International Value Fund as set forth in Appendix A of the Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appendix A to the Agreement is hereby suspended and replaced in its entirety with Appendix A attached to this Amendment.

2.	Except as expressly amended by this Fifth Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be duly executed by their duly authorized officers on one or more counterparts, all on the date and year first above written.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed on Appendix A		LITMAN GREGORY FUND ADVISORS, LLC

By:	/s/ John M. Coughlan	By:	/s/ John M. Coughlan
Name:	John M. Coughlan	Name:	John M. Coughlan
Title:	Chief Operating Officer	Title:	Chief Operating Officer

Appendix A

FUND AND WAIVER SCHEDULE – LITMAN GREGORY FUNDS TRUST

(updated October 30, 2020)

Fund	Fee Waiver Rate

• PartnerSelect Equity Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the first $750 million of the daily net assets of the Fund and 0.30% of Fund Assets in excess of $750 million.

• PartnerSelect International Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund on the first $1 billion of daily net assets and 0.30% of Fund assets in excess of $1 billion.

• PartnerSelect Smaller Companies Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.26% of the daily net assets of the Fund

• PartnerSelect Alternative Strategies Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.50% of the first $2 billion of daily net assets, 0.40% of the next $1 billion of daily net assets, 0.35% of the next $1 billion of daily net assets and 0.30% of Fund assets in excess of $4 billion.

• PartnerSelect High Income Alternatives Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% on the first $1 billion of daily net assets, 0.375% on the next $1 billion of daily net assets, 0.35% on the next $1 billion of daily net assets, 0.325% on the next $1 billion of daily net assets and 0.30% of Fund assets in excess of $4 billion.

• PartnerSelect SBH Focused Small Value Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.35% of the daily net assets of the Fund

• PartnerSelect Oldfield International Value Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.35% of the daily net assets of the Fund

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		LITMAN GREGORY FUND ADVISORS, LLC

By:	John M. Coughlan	By:	John M. Coughlan
Name:	John M. Coughlan	Name:	John M. Coughlan
Title:	Chief Operating Officer	Title:	Chief Operating Officer